Exhibit 99.1

NEWS RELEASE

HECLA WITHDRAWS PROPOSED OFFERING OF SENIOR

NOTES AND TERMINATES CONCURRENT TENDER OFFER

FOR IMMEDIATE RELEASE

June 30, 2017

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced that it has decided not to proceed with its previously announced offer of $500 million of Senior Notes due 2025, as current terms and conditions were not sufficiently attractive for the Company to move forward. In addition, the concurrent tender offer to purchase any and all of its 6.875% Senior Notes due 2021 has also been terminated.

Questions may be directed to Global Bondholder Services Corporation at (866) 807-2200 or by email at contact@gbsc-usa.com.

This news release is neither an offer to sell nor a solicitation of an offer to buy the notes and shall not constitute an offer, solicitation or sale, nor is it an offer to purchase, or the solicitation of an offer to sell the notes in any jurisdiction in which such offer, solicitation, or sale is unlawful.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, adverse conditions in the United States or global capital markets, other adverse conditions in the United States or global economy, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results; including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration, and with respect to Hecla’s non-operating and exploration properties, that few properties that are explored are ultimately developed into producing mines. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com	1

For further information, please contact:

Mike Westerlund

Vice President, Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com	2